Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Knoll Retirement Savings Plan of our report dated June 29, 2022, relating to the financial statements and supplemental schedule of Knoll Retirement Savings Plan which appear in this Form 11-K for the year ended December 31, 2021.

/s/ Kronick Kalada Berdy & Co., P.C.

Kingston, Pennsylvania
June 29, 2022